Exhibit 99.1

June 27, 2005

Joe Laymon named to DTE Energy Board of Directors

     DETROIT — Joe W. Laymon, group vice president, Corporate Human Resources and Labor Affairs for Ford Motor Co., was recently named to the DTE Energy Board of Directors.

     Laymon, 52, joined Ford in 2000 as executive director, Human Resources Business Operations. He was promoted to vice president, Corporate Human Resources, in 2001 and became Ford’s first African American group vice president two years later. Laymon has dedicated his career to being an employee advocate. His extensive human resource background includes labor affairs, leadership development and recruiting and retention.

     “Joe’s extensive background in human resources and corporate organizational structures will provide the board with a wealth of knowledge, experience and leadership,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “He will join the board’s Organization and Compensation Committee and we look forward to his contributions.”

     Prior to joining Ford, Laymon worked for the U.S. State Department’s Agency for International Development with assignments in Zaire and Washington, D.C. He joined Xerox Corporation in 1979 and served in a number of senior human resources positions, including chief labor negotiator. Laymon then went to Kodak Co. where he held positions as a director and a vice president within human resources.

     Laymon also serves on the board of directors of Volvo Cars and Molex Inc., a global electronic components company based in Lisle, Ill. An economist, Laymon holds a bachelor’s degree from Jackson State University and a master’s degree from the University of Wisconsin.

     DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating units are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807